EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

March 14, 2006	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2005 FOURTH QUARTER & YEAR-END RESULTS

• 2005 revenue up 50% to $39.5 million

• $1.0 million net income in fourth quarter

• Company realizing sales and expense synergies of acquisitions

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported results for its fourth quarter and full year ended December 31, 2005.

Fourth Quarter Results

Fourth quarter revenue increased 6% to $10.1 million from $9.6 million in the fourth quarter a year ago. This increase reflected the contribution to revenue from two acquisitions made in the fourth quarter of 2004 — Tertio Telecoms Limited (Tertio) and Telecom Software Enterprises, LLC (TSE). License fees and services revenue grew by 10% to $5.1 million in the fourth quarter from $4.7 million in the same quarter last year. Customer support revenue grew to $5.0 million from $4.9 million. Fourth quarter revenue mix included $3.6 million in Numbering Solutions, $5.1 million in Service Activation, and $1.4 million in Mediation.

Total costs of revenue and operating expenses in the fourth quarter decreased 7% to $9.2 million from $9.9 million in the same quarter last year. The decrease reflects the synergies of the Tertio acquisition, which resulted in lower employee and subcontractor costs as the Company transitioned Tertio’s software development to the Company’s onshore/offshore model. On a sequential basis, total costs of revenue and operating expenses also decreased 7% compared with the third quarter. This was primarily due to an approximately $300,000 decrease in Tertio-related intangible amortization and $477,000 in third quarter severance costs related to the July 2005 cost reduction measures. The 2005 fourth quarter was the third consecutive quarter in which the Company decreased its costs of revenue and operating expenses.

The Company reported operating income of $928,000 in the fourth quarter as compared with an operating loss of $350,000 in the same quarter last year. Included in the fourth quarter operating income was $1.4 million in non-cash amortization and depreciation charges. The Company incurred $289,000 in net other expense, primarily representing interest expense partially offset by foreign exchange gains. Net income available to common stockholders in the fourth quarter was $963,000, or $0.05 per basic and diluted share, versus a net loss available to common stockholders of $3.5 million, or $0.20 per basic and diluted share, in the same quarter a year ago.

New order bookings in the fourth quarter increased sequentially to $9.4 million from $8.6 million in the third quarter and $7.1 million in the second quarter. Fourth quarter bookings were comprised of $4.2 million in license fees and services, down from $5.8 million in the third quarter, and $5.2 million in customer support, up from $2.8 million in the third quarter. Historically, large customer support renewals occur in the fourth and first quarters. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue in the next twelve months.

Backlog at December 31, 2005, was $12.6 million versus $13.8 million at the end of the third quarter. The year-end backlog consisted of $3.5 million in license fees and services and $9.1 million in customer support. That compares with a 2004 year-end backlog of $12.5 million comprised of $4.5 million in license fees and services and $8.0 million in customer support.

2005 Results

Revenue increased 50% to $39.5 million for the year ended December 31, 2005, as compared with revenue of $26.3 million in 2004. The increase was primarily attributed to the acquisitions of Tertio and TSE. License fees and services revenue for the respective full-year periods increased to $19.8 million from $11.1 million while customer support revenue increased to $19.7 million from $15.3 million. Revenue mix included $15.4 million in Numbering Solutions, $18.9 million in Service Activation, and $5.2 million in Mediation.

Total costs of revenue and operating expenses for 2005 increased to $41.1 million from $26.3 million in 2004. This increase was primarily attributable to added costs from the Tertio acquisition and integration, although as previously noted costs of revenue and operating expenses declined in the second half of 2005 as the Company began realizing cost synergies of the combined organizations, as well as benefits from cost reduction measures and its onshore/offshore development model.

The Company reported an operating loss of $1.6 million for the year versus operating income of $39,000 in 2004. That $1.6 million figure includes nearly $6.7 million in amortization and depreciation expenses. The Company had $1.7 million in net other expense (primarily interest expense). Net loss available to common stockholders in 2005 was $2.8 million, or $0.15 per basic and diluted share, versus net loss available to common stockholders of $2.9 million, or $0.18 per basic and diluted share, in 2004.

Balance Sheet Highlights

Evolving Systems strengthened its balance sheet in 2005. In the fourth quarter, the Company restructured approximately $13.4 million in debt associated with the Tertio acquisition. Under the restructuring, the Tertio sellers agreed to exchange their long-term notes for $8.5 million in cash and approximately $4.9 million in unsecured subordinated notes, due in May of 2011. The Company used proceeds obtained from a five year $8.5 million senior secured term note provided by a commercial finance company to make the cash payments. The restructuring has reduced the Company’s scheduled principal payments through December 31, 2007, from approximately $12.0 million to $3.0 million. The Company also closed on a five year, $4.5 million revolving credit facility to be used for working capital and general corporate purposes. At December 31, 2005, $2.0 million was outstanding under the revolving credit facility.

Evolving Systems closed the fourth quarter with cash and cash equivalents of $3.9 million. As a result of the debt restructuring, working capital at year-end improved to $364,000 as compared with negative working capital of $3.3 million at the end of 2004.

CEO comments

“Evolving Systems closed the year with a strong fourth quarter performance in terms of both revenue and earnings – a reflection of the successful integration of the Tertio acquisition throughout 2005,” said Stephen Gartside, president and CEO. “On the top line, we saw cross selling synergies with three new customer wins in the fourth quarter, including licensing of our Numbering Solutions in Europe and a contract for our Tertio™ Activation Solution into the Americas. Our bottom line in the fourth quarter reflects the cost efficiencies we have achieved through the successful integration of our acquisitions, including the cost reduction measures we undertook in the third quarter. The model is beginning to work as we envisioned it when we acquired Tertio in late 2004, although we are not yet ready to predict consistent quarter-to-quarter growth and operating profitability.

“During 2005 we wrote new business with more than 40 customers, including seven new customers for the year,” Gartside added. “We have strengthened and expanded our product portfolio, particularly in the areas of Service Activation for global wireless and broadband networks. For Numbering Solutions, our focus has continued to be on internationalizing the products we have sold successfully in the US, and we are making good progress. Our Bangalore, India, development team now numbers 100 people supporting the onshore/offshore development model with our teams in the United States and the United Kingdom.

“We enter 2006 optimistic about our prospects to successfully build on the foundation we have created. Our fourth-quarter debt restructuring strengthened our balance sheet and increased our flexibility to pursue new growth initiatives. We are enthusiastic about growth opportunities around new license and service sales for Activation Solutions, and continued success with the internationalization of our Numbering Solutions. We forecast our maintenance revenue to be down approximately 10% in 2006 versus 2005 based on continued pricing pressure and the results of market consolidation.”  Gartside noted that a contract signed in February 2006 with O2 Germany has been ended by mutual agreement until the production version of Evolving Systems’ NumeriTrack® International i3.1 is generally available – the planned release date is June 2006 – at which time he anticipated the contract could be reconsidered.

Outlook

Evolving Systems expects modest revenue growth in 2006. The Company is focused on year over year improvements in profitability and will be investing at a slightly higher rate in select product areas. Intangible amortization will decline in the year to approximately $3.5 million from $5.2 million, subject to foreign exchange rate fluctuations. The Company will adopt SFAS 123R, Share Based Compensation, which requires the expensing of stock-based compensation. The Company anticipates the impact of SFAS 123R in 2006 will be approximately $800,000 to $900,000 in increased compensation expenses. In total, results may continue to fluctuate on a quarterly basis due to timing of major license sales and revenue recognition treatment.

Conference Call

Evolving Systems will conduct its conference call on March 14 at 2:15 p.m. MT.

•Call 1-866-700-0161 for domestic toll free.

•Call 617-213-8832 for international.

•Conference passcode is 60848227.

•Telephone replay available through March 28, 2006. Call 1-888-286-8010 or 617-801-6888, passcode 40303793.

•Webcast, go to www.evolving.com. Replay available through April 13, 2006.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading solutions for activation, mediation and numbering solutions. Founded in 1985, the Company has headquarters in Englewood,

Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the impact of the Company’s acquisitions, growth and future profitability, cash and cash flow, future business, revenue and expense projections, future investment in new products and the Company’s activities for internationalization of its products, are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 31, 2005 as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Press Relations (Americas & Asia Pacific)	Press Relations (EMEA)
Jay Pfeiffer	Rosalind Marks	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Director	Senior Marketing Specialist
303.393.7044	Evolving Systems	Evolving Systems
jay@pfeifferhigh.com	+44 20 7843 4086	+44 1225 478060
	rosalind.marks@evolving.com	sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED December 31,		TWELVE MONTHS ENDED December 31,
(UNAUDITED)	2005	2004	2005	2004

Revenue:
License fees and services	$5,136	$4,662	$19,779	$11,074
Customer support	4,982	4,914	19,673	15,268
Total revenue	10,118	9,576	39,452	26,342
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,837	2,863	9,491	5,866
Costs of customer support excluding depreciation and amortization	1,335	1,785	6,579	7,070
Sales and marketing	2,401	1,633	9,643	4,412
General and administrative	1,391	2,116	6,818	5,085
Product development	863	182	1,921	1,066
Depreciation	320	341	1,443	1,152
Amortization	1,045	1,021	5,215	1,667
Restructuring and other expenses (recovery)	(2)	(15)	(49)	(15)
Total costs of revenue and operating expenses	9,190	9,926	41,061	26,303
Income (loss) from operations	928	(350)	(1,609)	39
Interest income	16	80	116	304
Interest expense	(406)	(289)	(1,636)	(301)
Other income (expense), net	101	80	(172)	84
Total other income (expense), net	(289)	(129)	(1,692)	87
Income (loss) before income taxes	639	(479)	(3,301)	126
Benefit from income taxes	(324)	(310)	(501)	(298)
Net income (loss)	$963	$(169)	$(2,800)	$424
Deemed dividend for beneficial conversion feature of Series B preferred stock	—	3,306	—	3,306
Net income (loss) available to common stockholders	$963	$(3,475)	$(2,800)	$(2,882)
Basic income (loss) per common share	$0.05	$(0.20)	$(0.15)	$(0.18)
Diluted income (loss) per common share	$0.05	$(0.20)	$(0.15)	$(0.18)
Weighted average basic shares outstanding	18,878	17,647	18,695	16,307
Weighted average diluted shares outstanding	19,415	17,647	18,695	16,307

Consolidated Balance Sheets

(In thousands) (Unaudited)

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$3,883	$11,386
Current portion of restricted cash	—	100
Contract receivables, net	10,766	11,296
Unbilled work-in-progress	1,147	1,323
Prepaid and other current assets	1,340	1,832
Total current assets	17,136	25,937
Property and equipment, net	1,775	2,563
Intangible assets, net	13,350	19,993
Goodwill	34,176	37,698
Long-term restricted cash	300	300
Other long-term assets	764	110
Total assets	$67,501	$86,601
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$34	$31
Current portion of long–term debt	1,000	4,880
Accounts payable and accrued liabilities	6,084	8,357
Payable to Tertio sellers	—	2,664
Deferred foreign income taxes	—	265
Unearned revenue	9,654	13,083
Total current liabilities	16,772	29,280
Long-term liabilities:
Capital lease obligations	71	125
Long-term debt	14,373	11,959
Deferred foreign income tax	2,777	4,642
Total liabilities	33,993	46,006
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	67,891	67,765
Other comprehensive (loss) income	(2,419)	1,994
Accumulated deficit	(43,261)	(40,461)
Total stockholders’ equity	22,227	29,314
Total liabilities and stockholders’ equity	$67,501	$86,601